Form S-1/A Appendix

Replying the Disclosure Required by Item 304 from the Former Independent Accounting Firm

Replying letter of the former independent accounting firm (JIA ROGER QIAN WANG, CPA) by email
Date and time to receive the email: November 23, 2016   5:07 Pm

The follow contents were the all contents in the email:

From: Roger Wang (rogerwangcpa@gmail.com)
To: Wanjun Xie (208305@gmail.com)

To Wanjun Xie,

I will not agree the reasons you put in your letter which make no senses. Unless you change it with professional attitude, no consent letter will issue by our firm.

Regards,

Roger Wang